                               TERM LOAN AGREEMENT

                THIS TERM LOAN AGREEMENT ("AGREEMENT") is made and entered into as of the 20th day of September, 1999, by and between BHA Group Holdings, Inc., a Delaware corporation ("BORROWER") and Commerce Bank, N.A. (Kansas City, Missouri), a national banking association ("BANK");

                In consideration of the mutual benefits accruing to each of the parties, the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the mutual performance of this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                      LOAN

                1.01. DEFINITIONS. For purposes of this Agreement, certain terms used herein shall be defined as follows:

                (a) "COMMERCE PRIME RATE" shall mean the per annum rate of interest established as such from time to time by Bank, and no representation is made that the Prime Rate is the lowest, the best or a favored rate of interest; the rate of interest charged shall change with, and be effective on, the date of each change in the Prime Rate.

                (b) "EBITDA" shall mean the sum of Borrower's: (i) net income, plus (ii) interest expense, plus (iii) income tax expense, plus (iv) depreciation and amortization expense, (v) plus or minus a loss/gain on sale of assets and as a result of other non-recurring items. For purposes of this definition, the non-recurring items described in subclause (v) shall specifically include the add back of the approximately $2,400,000 charge with respect to the Georgia Power project and the approximately $1,500,000 charge with respect to restructure of Borrower's international operations.

                (c) "FIXED CHARGE" shall mean the sum of all scheduled payments of principal and/or interest on Total Funded Debt of Borrower.

                (d) "LEVERAGE RATIO" shall mean the ratio of Total Funded Debt to EBITDA.

                (e) "LIBOR RATE" shall mean (i) from the date hereof through the first Principal Payment Date, the thirty-day London Interbank Offered Rate, and (ii) commencing on the first Principal Payment Date and continuing thereafter, the ninety-day London Interbank Offered Rate, each as quoted in the Money Rates section of The Wall Street Journal, the Knight-Ridder News Service, or such other news service used by Bank, on the business day immediately preceding the date of the applicable borrowing (or the business day immediately preceding the date of any adjustment date, as applicable).

                (f) "TANGIBLE NET WORTH" shall mean Borrower's consolidated net worth, as determined in accordance with generally accepted accounting principles applied on an accrual basis, less, without duplication and taking into consideration the effects of consolidation:

                                        (i) Accounts and notes receivable due
                                Borrower from any shareholder or any director or officer of Borrower;

                                        (ii) Accounts or notes receivable from
                                any non-consolidated Affiliate of Borrower;

                                        (iii) Accounts or notes receivable from
                                employees of Borrower to Borrower; provided, however, that the items listed in this subpart
                                (iii) shall only be subtracted from Tangible Net Worth to the extent the aggregate amount of such items exceeds $100,000;

                                        (iv) Goodwill and organizational costs;
                                and

                                        (v) Any other assets which Bank
                                reasonably deems intangible.

                (g) "TOTAL FUNDED DEBT" shall mean the sum of: (i) outstanding borrowings under the Loan, plus (ii) the face amount of issued and outstanding standby or commercial letters of credit, except to the extent such issued and outstanding standby letters of credit are secured by or secure indebtedness already included within this defined term, plus
                    (iii) the aggregate outstanding principal balance of all other obligations for borrowed money, plus (iv) guarantees, less monies advanced on Chapter 100 bonds but not yet spent on the applicable project.

                (h) "PERMITTED INDEBTEDNESS" shall mean the indebtedness which falls within the indebtedness permitted in Section 5.01 (b).

                (i) "PRINCIPAL PAYMENT DATE" shall mean the first day of each fiscal quarter, commencing on the first day of the first fiscal quarter following the first anniversary hereof.

                1.02. AMOUNT. Subject to the terms of this Agreement, Bank agrees to lend to Borrower (the "LOAN") the sum of Fifteen Million Dollars ($15,000,000) (the "LOAN AMOUNT").

The proceeds of the Loan will first be used to repay all sums due from Borrower to Bank in connection with Borrower's existing Fifteen Million Dollar ($15,000,000) revolving line of credit at Bank, and the balance of the proceeds, if any, shall be used to pay down any other outstanding bank debt.

                1.03. TERM NOTE. On the date of closing Borrower will execute and deliver its promissory note to Bank, in form and substance satisfactory to Bank, and in the principal amount of the Loan (the "TERM NOTE").

                1.04. INTEREST.

                (a) Accrued interest on the Loan shall be calculated on the actual number of days outstanding based on a year consisting of 360 days. Interest after or during the continuation of any Event of Default under Section 7.01 shall be at a rate equal to the Commerce Prime Rate plus two percent (2.0%), but not exceeding the maximum rate permitted by applicable law (the "DEFAULT RATE").

                (b) Commencing on the date hereof, and continuing until the first Principal Payment Date, the interest rate shall be adjusted on the first day of each calendar month based upon the then applicable LIBOR Rate. Commencing on the first Principal Payment Date, the interest rate shall be subject to adjustment based upon the applicable LIBOR Rate and the Borrower's Leverage Ratio as herein provided.

                (c) From the date hereof up to the first Principal Payment Date, the Loan shall bear interest at a per annum variable rate equal to the LIBOR Rate plus eighty-five (85) basis points, payable in monthly installments in arrears on the first of each calendar month.

                (d) Commencing on the first Principal Payment Date, the interest rate borne by the Loan shall be subject to adjustment (and thereafter subject to readjustment) based upon Borrower's Leverage Ratio, as defined herein, for the immediately preceding fiscal quarter, as set forth below:



                    Leverage Ratio                        Interest Rate
                    --------------                        -------------
                  greater than 2.75:1           LIBOR Rate plus 115 basis points
                    2.75:1 to 2.01:1            LIBOR Rate plus 100 basis points
                    2.00:1 to 1.25:1            LIBOR Rate plus 85 basis points
                    less than 1.24:1            LIBOR Rate plus 75 basis points

        The Borrower's Leverage Ratio shall be determined by reference to Borrower's Compliance Certificates, required under Section 4.02 hereof. The interest adjustment shall be effective upon the first day of the first month following Bank's receipt of Borrower's Compliance Certificate for the preceding fiscal quarter and subsequent interest adjustments shall similarly be effective on the first day of the first month following Bank's receipt of the applicable Compliance Certificate.

                1.05. PRINCIPAL. Commencing on the first Principal Payment Date, and continuing on each Principal Payment Date thereafter, principal shall be due in advance in twenty-four (24) equal quarterly installments of Six Hundred Twenty Five Thousand Dollars ($625,000) each.

                1.06. AUTOMATIC PAYMENT. Borrower hereby authorizes Bank automatically to deduct from Borrower's Account, number 2340340 (the "ACCOUNT"), the amount of any Loan payment hereunder, whether interest, principal or other amounts due hereunder. If the funds in the Account are insufficient to cover any such payment, Bank shall not be obligated to advance funds to cover such payment. At any time and for any reason, either Bank or Borrower may voluntarily terminate such automatic payments, effective upon written notice from one to the other.

                1.07. FACILITY FEE. A non-refundable facility fee equal to one percent (1.0%) of the Loan Amount shall be due and payable on the date of execution of this Agreement to Bank by Borrower. Additionally, a facility fee equal to one tenth of one percent (0.10%) of the Loan Amount shall be deemed earned and non-refundable on the date of execution hereof and will be due and payable on the first Principal Payment Date, or on such earlier date on which the entire Loan becomes due and payable in full.

                1.08. SWAP OPTION. At any time upon prior written notice, Borrower may elect to convert all, but not less than all, of the Loan from a variable interest rate loan to a fixed interest rate loan. Borrower shall give written notice to Bank of its election to convert the Loan, and such notice shall specify the date on which Borrower wishes the fixed rate of interest determined. Bank shall use its best efforts to determine the fixed rate of interest on the date specified in Borrower's notice but Bank shall have no less than five (5) Business Days following receipt of Borrower's notice in which to quote the fixed interest rate to Borrower. Should Borrower elect to convert the Loan to the rate quoted by Bank, Bank will implement such conversion by entering into a swap contract (the "SWAP CONTRACT") pursuant to the terms of the 1992 International Swap Dealer's Association Master Loan and Appendices. The fixed interest rate may only become effective on a regularly scheduled interest payment date or a Principal Payment Date. The Swap Contract shall bear whatever interest rate is available at such time. Borrower shall pay all fees and expenses of Bank in connection with the Swap Contract, including Bank's reasonable administrative fees to cover its services in implementing the Swap Contract. In addition, should Borrower wish to prepay the Loan following such conversion to a fixed rate, Borrower shall pay any and all fees, costs and expenses incurred by Bank in connection with such prepayment, including, if necessary, implementation of a second Swap Contract to ensure that Bank suffers no loss or detriment arising out of Borrower's election to convert the Loan to a fixed interest rate as herein provided.

                1.09. PREPAYMENT. Provided Borrower has not elected to fix the interest rate of the Loan pursuant to Section 1.08, Borrower may prepay the Loan, in part or in full, at any time without the payment of a prepayment fee. Partial prepayments shall be applied to principal in inverse order of maturity, and shall not affect the regularly scheduled payments provided for herein.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

                In borrowing hereunder, Borrower represents and warrants to Bank (which representations and warranties will survive the delivery of the Term Note and shall continue so long as any sums remain outstanding under the Loan Documents) that:

                2.01. BORROWER'S AFFILIATES. Borrower has eight (8) wholly-owned subsidiaries, BHA Group, Inc., BHA International, Inc., BHA Purifilter S.L., BHA Group Ltd., BHA Group International Holdings, B.V., BHA Group GmbH, BHA Group International, Inc. and BHA Technologies, Inc., and other indirectly wholly-owned subsidiaries. Each of the foregoing subsidiaries and any future subsidiaries, whether wholly-owned or not, are herein collectively referred to as "AFFILIATES".

                2.02. CORPORATE STANDING. Borrower is a corporation duly organized and in good standing under the laws of the State of Delaware. Borrower is qualified to do business as a foreign corporation in Missouri and is in good standing under the laws of Missouri. Borrower and each Affiliate has the power to own its property and to carry on its business and is qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned by it or in which the transaction of its business makes such qualification necessary.

                2.03. AUTHORITY. Borrower has the full power and authority to execute and deliver this Agreement, the Term Note, and the other instruments referred to herein or therein which Borrower is required to execute (the foregoing sometimes hereinafter collectively referred to as the "LOAN DOCUMENTS"), and the same constitute the binding and enforceable obligations of Borrower in accordance with their terms.

                2.04. LITIGATION. There are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened, or any basis therefor, against or affecting Borrower or any Affiliate, at law or in equity, in any court or before any governmental department or agency, which may result in any material adverse change in the properties, assets, business or condition, financial or otherwise, of Borrower or the ability of Borrower to perform the obligations under the other Loan Documents.

                2.05. NO VIOLATION OR BREACH. The execution, delivery and performance by Borrower of the Loan Documents does not and will not conflict with, or constitute a violation, breach or default under the provisions of (a) the articles of incorporation or bylaws of Borrower or any Affiliate, or (b) the provisions of any existing mortgage, indenture, contract or any other agreement binding on Borrower or any Affiliate or affecting their respective properties.

                2.06. TITLE AND LIENS. Borrower and each Affiliate has good, valid and marketable title of record to all of its property and assets, both tangible and intangible, all of which is owned free and clear of all mortgages, liens, pledges, charges and other security interests and encumbrances, except as provided in this Agreement or disclosed to Bank in writing prior to the date of this Agreement.

                2.07. TAXES. Borrower and each Affiliate has filed all federal, state and other tax and similar returns and has paid or provided for the payment of all taxes and assessments due thereunder through the date of this Agreement, including, without limitation, all withholding, FICA and franchise taxes.

                2.08. ADVANCES. Borrower's request for the advancement of the Loan amount shall be deemed to be a representation and warranty of Borrower that:

                (a) all representations and warranties are true and correct as of the date of each advance;

                (b) no default or Event of Default then exists or would result from such advance;

                (c) there has been no material adverse change in the financial condition or prospects of Borrower, its Affiliates, or their respective businesses;

                (d) the use of the proceeds does not contravene, violate or conflict with any law, rule or regulation of any court of law or other governmental authority; and

                (e) all legal proceedings and other matters in connection with the authorization, legality, validity and enforceability of the Loan Documents shall be satisfactory to Bank.

                2.09. OTHER STATEMENTS. All statements by Borrower or any Affiliate contained in any certificate, statement, document or other instrument delivered by or on behalf of Borrower or any Affiliate at any time pursuant to the Loan Documents shall constitute representations and warranties made by Borrower hereunder.

                2.10. REGULATION U. No part of the proceeds of the Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or to reduce or retire any indebtedness incurred for any such purpose. If requested by Bank, Borrower will furnish to Bank a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U to the foregoing effect.

                2.11. HAZARDOUS SUBSTANCES. To the Borrower's actual knowledge, and except as disclosed to Bank in a memorandum dated August 27, 1999 relating to a facility of Borrower's Affiliate located in Slater, Missouri, the Real Property (hereinafter defined) has never been used for either a sanitary landfill or as a disposal site for waste, petroleum products, pesticides, PCBs, or toxic or hazardous substances or materials of any kind (the foregoing being collectively referred to as "HAZARDOUS SUBSTANCES") and no Hazardous Substances or underground storage tanks have been deposited or are located in, under or upon the Real Property and no such part of the Real Property is presently contaminated by Hazardous Substances including asbestos. Bank, its agents and representatives shall have the right to inspect the Real Property upon the occurrence of any Event of Default (as hereinafter defined). To Borrower's actual knowledge, and except as disclosed in writing to Bank, no parcel adjacent to the Real Property has ever been used for either a sanitary landfill or as a disposal site for Hazardous Substances, and no Hazardous Substances or underground storage tanks have been deposited or are located in, under or upon any parcel adjacent to the Real Property, and no part of any parcel adjacent to the Real Property is presently contaminated by Hazardous Substances. Borrower represents and warrants that neither it nor any Affiliate has received, or has, actual notice of any violation of any environmental laws or regulations with respect to the Real Property. Borrower represents and warrants that no Hazardous Substances shall be used or stored in, under or upon the Real Property, except Hazardous Substances in such quantities and of such types as are commonly and customarily used in the operation, cleaning and maintenance of the Real Property (subject, however, to compliance with applicable environmental laws, statutes and regulations). Borrower covenants and agrees to execute and deliver to Bank an Environmental Indemnification Agreement in form and substance mutually acceptable to Bank and Borrower, if requested by Bank. The term "REAL PROPERTY" shall mean any real property, including buildings and improvements located thereon, now, previously or hereafter owned or occupied by Borrower or any Affiliate.

                2.12 ERISA. Each Benefit Plan, as defined herein, maintained by or to which contributions are made by Borrower or any Affiliate, is in compliance with ERISA, and neither Borrower nor any Affiliate has received any notice that a Benefit Plan is not in compliance with ERISA. Neither Borrower nor any Affiliate has incurred any material liability to the Pension Benefit Guaranty Corporation. No Termination Event as defined in ERISA has occurred. There are no unfunded vested accrued benefits under any Benefit Plan. The term "BENEFIT PLAN" as used herein, means an employee benefit plan as defined in
Section 3(35) of ERISA in respect of which Borrower or any affiliate is, or within the immediately preceding six (6) years was an "EMPLOYER" as defined in
Section 3(5) of ERISA, including such plans as may be established after the date hereof.

                                   ARTICLE III

                                    SECURITY

        The Loan shall be unsecured.

                                   ARTICLE IV

                              AFFIRMATIVE COVENANTS

                Borrower covenants and agrees that during the term of this Agreement and so long as any sums remain outstanding under the Loan Documents, Borrower and its Affiliates will duly perform and observe each and all of the covenants and agreements hereinafter set forth:

                4.01. BOOKS AND RECORDS; INSPECTIONS. Maintain proper books and records, and account for financial transactions in accordance with generally accepted accounting practices, consistently applied, and permit Bank's officers and/or its authorized representatives or accountants to visit and inspect Borrower's offices and properties, examine its books and records, and discuss its accounts and business with its respective officers, employees, accountants and auditors, all at reasonable times upon reasonable notice.

                4.02. FINANCIAL REPORTING. Deliver to Bank financial information in such form and detail and at such times as are satisfactory to Bank, including, without limitation:

                (a) Borrower's quarterly consolidating (i) financial statements (to include but not be limited to balance sheet and statement of income and expenses), and (ii) certificates signed by Borrower's chief financial officer or treasurer certifying Borrower's continuing compliance with all affirmative covenants, negative covenants and financial covenants contained in the Loan Documents (collectively, the "COVENANTS") and the continuing accuracy of all representations and warranties made in the Loan Documents (collectively, the "REPRESENTATIONS") (the certificates regarding compliance with the Covenants and the accuracy of the Representations herein collectively the "COMPLIANCE CERTIFICATES"), within forty-five (45) days of the end of each quarter. The Compliance Certificates shall be in the form attached hereto as EXHIBIT A, with such changes and modifications as Bank may reasonably require.

                (b) Borrower's audited financial statement as of the end of each fiscal year and Borrower's internally-prepared annual consolidating balance sheet and profit and loss statement and Compliance Certificates, as described above, and Borrower's annual budgets and forecasts in such detail as Bank may reasonably request, within one hundred twenty (120) days of the end of the fiscal year; and

                (c) such other financial information concerning Borrower and its Affiliates as Bank may reasonably require from time to time.

All financial statements required hereunder shall be complete and correct in all material respects and shall be prepared in reasonable detail.

                4.03. PAYMENT OF DEBTS, TAXES AND CLAIMS. Promptly pay and discharge prior to delinquency all debts, accounts, liabilities, taxes, assessments and other governmental charges or levies imposed upon, or due from, Borrower and any Affiliate, as well as all claims of any kind

(including claims for labor, materials and supplies) which, if unpaid, might by law become a lien or charge upon any of its property, except that nothing herein contained shall be interpreted to require the payment of any such debt, account, liability, tax, assessment or charge so long as its validity is being contested in good faith by appropriate legal proceedings and against which, if requested by Bank, reserves satisfactory to Bank have been made therefor.

                4.04. INSURANCE. Maintain adequate property damage, casualty loss and liability insurance with responsible insurance companies on such of its properties and in such amounts consistent with Borrower's current practice or as is customarily maintained by similar businesses.

                4.05. PROPERTY MAINTENANCE. Keep its properties in good repair, working order, and condition and from time to time make any needful and proper repairs, renewals, replacements, extensions, additions, and improvements thereto so that the business of Borrower will be conducted at all times in accordance with prudent business management.

                4.06. CORPORATE EXISTENCE; COMPLIANCE WITH LAWS. Take or cause to be taken such action as from time to time may be necessary to maintain its organizational existence as a corporation qualified to conduct business in the State of Missouri and use due diligence to comply with all laws pertaining to the business or property of Borrower or any Affiliate, or any part thereof, and with all other lawful government requirements relating to their business and property.

                4.07. LITIGATION; ADVERSE EVENTS. Promptly inform Bank in writing of (i) the commencement of any material action, suit, proceeding or investigation against Borrower or any Affiliate; (ii) the making of any material counterclaim against Borrower or any Affiliate; or (iii) the granting or presence of any liens against any of Borrower's or an Affiliate's property; (iv) of any other condition, event or act which comes to Borrower's attention that would or might prejudice Bank's rights under the Loan Documents; and (v) the filing by any person, firm or entity of a Schedule 13D, 13G or 14D-1 under the provisions of the Securities Exchange Act of 1934 or any similar provisions of such or subsequent laws (the "ACT") which reflects that such person, firm or entity has acquired securities of Borrower with the purpose or effect of changing the control of Borrower as contemplated under Regulation 13D-G promulgated under the Act.

                4.08. NOTIFICATION. Notify Bank immediately if it becomes aware of the occurrence of any Event of Default (as defined under Article VII hereof) or of any fact, condition, or event that, only with the giving of notice or passage of time or both, would become an Event of Default, or if it becomes aware of a material adverse change in the business prospects, financial condition (including, without limitation, proceedings in bankruptcy, insolvency, reorganization, or the appointment of a receiver or trustee), or results of operations of Borrower or any Affiliate, or the failure of Borrower to observe any of its undertakings under the Loan Documents.

                                    ARTICLE V

                               NEGATIVE COVENANTS

                  5.01. NEGATIVE COVENANTS. From and after the date hereof, and so long as this Agreement remains in effect, or as long as any sums remain outstanding under the Loan Documents, Borrower shall not, without the prior written consent of Bank:

                (a) make any advances to Borrower's Affiliates, including without limiting the generality of the foregoing, BHA Technologies, Inc., in excess of Four Million Dollars ($4,000,000) in the aggregate among all Borrower's Affiliates;

                (b) incur any indebtedness or permit any Affiliate to incur any indebtedness of any kind whatsoever, other than (i) indebtedness under the Loan Documents; (ii) indebtedness of Borrower or an Affiliate on terms approved in advance by Bank in its reasonable discretion and Bank hereby approves Borrower's indebtedness to Bank of America in the maximum amount of Eighteen Million Dollars ($18,000,000); (iii) operating leases, the expenditures for which in any fiscal year do not exceed Three Million Five Hundred Thousand Dollars ($3,500,000) in the aggregate among Borrower and its Affiliates; (iv) capital lease obligations which do not exceed Three Million Dollars ($3,000,000) at any time in the aggregate among Borrower and its Affiliates; and (v) purchase money indebtedness the outstanding balance of which does not exceed Three Million Dollars ($3,000,000) at any time in the aggregate among Borrower and its Affiliates;

                (c) undertake, undergo or permit any Change of Control, as such term is defined herein. The term "Change of Control" as used with respect to Borrower, shall be deemed to occur if (i) the board of directors of Borrower approves a sale of all or substantially all of the assets of Borrower or provides a positive recommendation with respect to any tender offer or approves the terms of any merger, which, in either event, will result in the persons who are the shareholders of Borrower immediately prior to the consummation of such transaction owning less than 50% of the voting securities of Borrower or the resulting entity into which Borrower is merged (if Borrower is not the surviving entity in such merger) upon consummation of such transaction; or (ii) any person, firm or entity, or group of persons, firms or entities acting in concert, acquires in excess of 25% of the voting securities of Borrower;

                (d) make any investment in any line of business outside of Borrower's primary line of business of the development, manufacturing and marketing of filtration devices for industrial air pollution control equipment and services related thereto or outside any Affiliate's primary line of business;

                (e) incur any Change in Management, as such term is defined herein. A "CHANGE IN MANAGEMENT" shall be deemed to occur if the Chief Executive Officer and the Chief Operating Officer, as of the date hereof, cease to be employees of Borrower.

                (f) (i) sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates inconsistent with current practices conducted by Borrower and its Affiliates, except that the Borrower or any Affiliate may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions which, taken as a whole, are not less favorable to the Borrower or any Affiliate than would prevail in an arm's-length transaction with unrelated third parties;

                     (ii) Notwithstanding the foregoing, Borrower shall be
            permitted to make acquisitions without the prior written consent of Bank, provided that: (A) the target company is in the same line of business as Borrower; (B) the cash portion of the purchase price for any one acquisition does not exceed $15,000,000; (C) the aggregate purchase price of all such acquisitions does not exceed 25% of Capital Funds, as defined herein; (D) no later than 30 business days prior to the consummation of the acquisition, Borrower has provided Bank with pro forma financial statements giving effect to the acquisition which demonstrate continued compliance with the Covenants and Representations contained herein; (E) Borrower or an Affiliate is the surviving entity; and (F) the acquisition would not result in an event of default under the Credit Agreement. As used herein, the term "CAPITAL FUNDS" shall mean Borrower's stockholders' equity as defined in accordance with generally accepted accounting principles as of the end of the fiscal quarter preceding the date of closing of the acquisition; and

                (g) grant or permit a security interest in or a lien or encumbrance on any of its assets without Bank's prior written consent, except in respect of Permitted Indebtedness.

                                   ARTICLE VI

                               FINANCIAL COVENANTS

                  6.01. FINANCIAL COVENANTS. So long as this Agreement remains in effect, or as long as any sums remain outstanding under the Loan Documents, Borrower hereby covenants that it and, where applicable, its Affiliates, shall continuously comply with the following financial covenants, all of which are calculated on a consolidated basis:

                (a) The ratio of: (i) Total Funded Debt to (ii) EBITDA, measured as of the last day of each fiscal quarter using EBITDA for the four fiscal quarters then ended, may not exceed the ratio set forth below in the following table:

                         Period
        ---------------------------------------

          From and Including             Up until                  Ratio
          ------------------             --------                  -----
               07/01/99                  12/31/01                 4.00:1
               12/31/01                  12/31/02                 3.75:1
               12/31/02                  12/31/03                 3.50:1
               12/31/03               and thereafter              3.25:1


                (b) Borrower's Tangible Net Worth, measured as of the last day of each fiscal quarter, shall not fall below the amount set forth below in the following table:

                             Period
          --------------------------------------
          From and Including            Up until                 Amount
          ------------------            --------                 ------
               07/01/99                 12/31/01               $40,000,000
               12/31/01                 12/31/02               $44,000,000
               12/31/02                 12/31/03               $47,000,000
               12/31/03                 12/31/04               $50,000,000
               12/31/04                 12/31/05               $53,000,000
               12/31/05                 12/31/06               $56,000,000
               12/31/06              and thereafter            $59,000,000


                (c) The ratio of Borrower's (i) EBITDA to (ii) Fixed Charge, measured as of the last day of each fiscal quarter using EBITDA and Fixed Charge for the four fiscal quarters then ended, shall not fall below 1.50:1 at any time.

                                   ARTICLE VII

                                     DEFAULT

                7.01. EVENTS OF DEFAULT. The occurrence of one or more of the following events ("EVENTS OF DEFAULT") shall constitute a "DEFAULT" by Borrower hereunder:

                (a) nonpayment of interest or principal hereunder when payment is due as herein provided; or

                (b) any representation or warranty made by Borrower herein or in any writing furnished in connection with or pursuant to the Loan Documents shall prove to be false in any material respect as of the date on which it is made; or

                (c) a material breach by Borrower or any Affiliate in the performance or observance of any agreement, term, covenant or condition contained herein (other than in (a) above), and such breach shall not have been remedied within thirty (30) days after written notice thereof shall have been given by Bank to Borrower or such Affiliate, provided, however, if Borrower or such Affiliate has commenced to remedy such breach, and continues to diligently pursue such remedy, the time period to remedy such breach shall be extended for an additional period of time, not to exceed sixty
        (60) days, necessary for Borrower or such Affiliate to complete the remedy of such breach; or

                (d) any report, certificate, financial statement or other instrument furnished in connection with this Agreement shall prove to be false or misleading in any material respect; or

                (e) default in the performance of the obligations of the Borrower or any Affiliate on any other note, agreement (including but not limited to security agreements), or obligations owed by Borrower or any Affiliate to Bank; or

                (f) any default by Borrower or any Affiliate under any other contract for borrowed money in an amount (either individually or in the aggregate with other defaults) of $100,000 or more and which entitles the obligee to accelerate the maturity thereof, or any failure by Borrower or any Affiliate to pay any indebtedness when due, whether by acceleration or otherwise; or

                (g) commencement by Borrower or any Affiliate of a voluntary case under the Bankruptcy Act of 1986 or similar law, federal or state, whether now or hereafter existing; or a trustee or receiver shall be appointed for Borrower or any Affiliate or all or a substantial part of their properties in any involuntary proceeding, or any court shall have taken any jurisdiction of all or a substantial part of the properties of Borrower or any Affiliate in any involuntary proceeding for the reorganization, dissolution, liquidation or winding up of the business of Borrower or any Affiliate and such trustee or receiver shall not be discharged or such jurisdiction relinquished or vacated or stayed on appeal or otherwise within thirty (30) days; or Borrower or any Affiliate shall file a petition or answer consenting to or acquiescing in a petition against it in bankruptcy or under any chapter of the Bankruptcy Act of 1986 or any similar law, state or federal, whether now or hereafter existing, or such petition filed against Borrower shall be approved and not vacated or stayed within thirty (30) days; or Borrower or any Affiliate shall become insolvent, or shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of all its properties or a substantial part thereof, or shall have failed within thirty (30) days to pay a bond or otherwise discharge any judgment or attachment which is not stayed on appeal or otherwise being contested in good faith; or

                (h) Borrower or any Affiliate suffers any judgment in excess of $750,000.00, writ of attachment or execution or similar process to be issued or levied against all or a substantial part of its property and which is not released, stayed, bonded, insured or vacated within thirty
        (30) days; or

                (i) any material adverse change in the financial condition of Borrower or any Affiliate, or the nature of Borrower's or any Affiliate's business, the result of which causes Bank to deem itself insecure.

                  7.02. REMEDIES. Upon an Event of Default, Bank may resort to any and all security and to any remedy existing at law or in equity for the collection of the Term Note according to its tenor and enforcement of the covenants and provisions hereof, including without limiting the generality of the foregoing, all costs, penalties and expenses owed to the Bank hereunder, including those relating to any applicable Swap Contract, and Bank's resort to any remedy shall not prevent the concurrent or subsequent employment of any other remedy. In addition to the remedies provided herein, in the event the Term
Note is due and payable or upon an Event of Default, the Bank shall have the right of setoff, without demand or notice to anyone, against the funds of Borrower or any Affiliate on deposit with it.

                7.03. EXPENSES OF COLLECTION. All reasonable costs, expenses and liabilities incurred by Bank in collecting or attempting to collect on the Term Note, including costs and expenses, and all reasonable attorneys' fees in connection with such matters, and specifically including any costs, charges, penalties, administrative charges and fees associated with any applicable Swap Contract, shall constitute a demand obligation of Borrower and shall bear interest from the date of expenditure until paid at the per annum rate equal to the Default Rate.

                7.04. WAIVER. Any waiver of an Event of Default by Bank shall not extend to or affect any subsequent Event of Default. No failure or delay by Bank in exercising any right hereunder shall operate as a waiver, nor shall any single or partial exercise of any right preclude the exercise of any other right hereunder.

                                  ARTICLE VIII

                                     CLOSING

                Bank will not be obligated to make the Loan until it has received from Borrower fully executed copies of all documents required by this Agreement and any other documents, instruments and reports as Bank may reasonably require.

                                   ARTICLE IX

                                  MISCELLANEOUS

                9.01. PAYMENT ON HOLIDAYS. Whenever any payment to be made pursuant to the Loan Documents shall be stated to be due on a public holiday, Saturday or Sunday, such payment may be made on the next succeeding business day of Bank and such extension of time shall in such case be included in computing interest, if any, in connection with such payment.

                9.02. WAIVERS. No omission or delay by Bank in exercising any right, power or privilege under the Loan Documents, will impair such right, power or privilege or be construed to be a waiver of any Event of Default or acquiescence therein and any single or partial exercise of any right, power or privilege will not preclude other or further exercise of any other right, power or privilege and no waiver will be valid unless in writing and signed by Bank and then only to the extent specified. All remedies herein by law afforded will be cumulative and will be available to Bank until payment in full of all sums due under the Loan Documents. No omission or delay by the Borrower in exercising any right, power or privilege under this Agreement, the Term Note or any other agreement executed in connection herewith, will impair such right, power or privilege or be construed to be a waiver or acquiescence therein and any single or partial exercise of any right, power or privilege will not preclude other or further exercise of any other right, power or privilege and no waiver will be valid unless in writing and signed by Borrower and then only to the extent specified. All remedies herein by law afforded will be cumulative.

                9.03. BINDING EFFECT. This Agreement shall continue until payment in full of all sums due under the Loan Documents and shall be binding upon Borrower and its successors and assigns and shall be binding upon and inure to the benefit of Bank, its successors and assigns.

                9.04. NOTICES. All notices, requests or demands required or permitted by this Agreement shall be given to, or made upon, the respective parties hereto by depositing the same in the United States mail, postage prepaid, or by overnight (next day) courier, charges prepaid, to the following addresses:

                Commerce Bank, N.A.
                1000 Walnut Street
                P.O. Box 419248
                Kansas City, Missouri 64141-6248
                Attention:  Peter W. Shriver

                BHA Group Holdings, Inc.
                8800 East 63rd Street
                Kansas City, Missouri 64133
                Attention:  James C. Shay

                9.05. AMENDMENTS. Borrower and Bank may from time to time enter into written agreements supplemental hereto for the purpose of modifying or adding any provision to this Agreement or changing the rights and privileges of Bank or Borrower hereunder. Any such supplemental agreement shall be binding upon Borrower and Bank and their respective successors and assigns.

                9.06. HEADINGS. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

                9.07. SEVERABILITY OF PROVISIONS. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

                9.08. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri.

                9.09. COUNTERPART AGREEMENTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

                9.10. STATUTORY NOTICE. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU (BORROWER) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

                BY SIGNING BELOW, YOU AND WE AGREE THAT THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN US.

----------------------------------------------------------------

               THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.



                                            BHA GROUP HOLDINGS, INC.

                                            By: ________________________________
                                                     James C. Shay
                                                     Chief Financial Officer

                                            COMMERCE BANK, N.A.
                                            (KANSAS CITY, MISSOURI)

                                            By: ________________________________

                                            Title: _____________________________

                                    EXHIBIT A

                         FORM OF COMPLIANCE CERTIFICATE